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                                                                    EXHIBIT 11.1



                       FIDUCIARY CAPITAL PARTNERS, L.P.


                       STATEMENT OF COMPUTATION OF NET
                        INVESTMENT INCOME PER LIMITED
                               PARTNERSHIP UNIT


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
                                                        For the Three Months                For the Six Months
                                                           Ended June 30,                     Ended June 30,
                                                    ----------------------------        --------------------------
                                                         1996            1995               1996          1995
                                                    ------------    ------------        ------------   -----------
Net Investment Income                               $    335,406    $    572,544        $    634,603   $ 1,115,363

Percentage Allocable to Limited Partners                      99%             99%                 99%           99%
                                                    ------------    ------------        ------------   -----------

Net Investment Income Allocable
     to Limited Partners                            $    332,052    $    566,819        $    628,257   $ 1,104,209
                                                    ============    ============        ============   ===========

Weighted Average Number of Limited
     Partnership Units Outstanding                     1,407,244       1,526,949           1,407,244     1,526,949
                                                    ============    ============        ============   ===========

Net Investment Income Per Limited
     Partnership Unit                               $        .24    $        .37        $        .45   $       .72
                                                    ============    ============        ============   ===========
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